Exhibit 99.1

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACT: MR. JOSE R. VAZQUEZ

	Telephone:	(787) 883-2570
	Extension:	1041

MARGO APPOINTS
HORWATH VÉLEZ & CO. PSC
AS ITS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Vega Alta, Puerto Rico, September 25, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that, on September 25, 2006, the Company’s Audit Committee approved the engagement of Horwath Vélez & Co. PSC as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements for the fiscal year ending December 31, 2006 and to review the unaudited interim consolidated financial statements for the first three quarters of 2006.

As previously announced, on September 14, 2006, the Company was advised by Deloitte & Touche LLP, its former independent registered public accounting firm, that Deloitte had resigned and the client-auditor relationship between the Company and Deloitte had ceased.

Deloitte’s reports on the Company’s financial statements for the Company’s two most recent fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that Deloitte’s report dated September 6, 2006, relating to the financial statements and financial statement schedule of the Company, appearing in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2005 included an explanatory paragraph relating to the uncertainty concerning the Company’s ability to continue as a going concern.

On September 25, 2006, the Company filed with the Securities and Exchange Commission a Current Report on Form 8-K with additional information regarding this matter. The Form 8-K can be accessed through the SEC’s website at www.sec.gov.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the Northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the Northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.